Exhibit 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement pertaining to the Amended 1995 Stock Option Plan and 2003 Equity Incentive Plan of Teekay Shipping Corporation of our report dated February 18, 2004 (except for Note 20(b) which is as of March 15, 2004), with respect to the consolidated financial statements and the financial schedule listed in Index: Item 18 of Teekay Shipping Corporation and its subsidiaries included in the Annual Report (Form 20-F) for the year ended December 31, 2003.

Vancouver, Canada,	/s/ Ernst & Young LLP
October 4, 2004	Chartered Accountants